Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 12/30/2020 08:29 AM
Original ID: 2018-000798572
Amendment ID: 2020-003087070

Profit Corporation
Articles of Amendment

1. Corporation name:

Sun Kissed Industries, Inc.

2. Article number(s) Article 10 is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

Aggregate number of shares or other ownership units which it has the authority to issue.
(Itemized by Class, par value of shares, shares without par value and series, if any, within a class)

Common - 5 billion (5,000,000,000), $0.0001 per share
Preferred Stock - Twelve Million (12,000,000), $0.0001 per share

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

RECEIVED
DEC 16 2020
WYOMING
SECRETARY OF STATE

4. The amendment was adopted on 12/14/2020

(Date – mm/dd/yyyy)